EXHIBIT 99.1

HBIO Reports First Quarter 2013 Results

HOLLISTON, Mass., May 2, 2013 (GLOBE NEWSWIRE) -- Harvard Bioscience, Inc. (Nasdaq:HBIO), a global developer, manufacturer, and marketer of a broad range of tools to advance life science research and regenerative medicine, today reported unaudited financial results for the three months ended March 31, 2013.

First Quarter Reported Results

Revenues from continuing operations for the three months ended March 31, 2013 were $26.1 million, a decrease of $2.2 million, or 7.9%, compared to revenues of $28.3 million for the three months ended March 31, 2012. Currency exchange rates had a negative 0.3% effect on revenues in the first quarter of 2013 compared with the first quarter of 2012. The Company's acquisition of AHN Biotechnologie GmbH ("AHN") in February 2012 had a positive 0.9% effect on revenues. Excluding the effects of currency changes and acquisitions, the Company's organic revenue growth for the first quarter of 2013 was 8.5% below the same period in the previous year.

Net loss from continuing operations, as measured under U.S. generally accepted accounting principles ("GAAP"), was $0.1 million, or approximately $0.00 loss per diluted share for the three months ended March 31, 2013 compared to net income of $0.5 million, or $0.02 earnings per diluted share, for the same period in 2012. The unfavorable year-to-year quarterly GAAP earnings comparison was due to a combination of increased spending in the Company's development-stage Regenerative Medicine Device ("RMD") business and lower revenue in our core Life Science Research Tools ("LSRT") business.

Non-GAAP earnings per share from continuing operations for our core LSRT business for the first quarter of 2013 was $0.08 per diluted share compared with $0.09 per diluted share for the first quarter of 2012. Non-GAAP earnings per share from continuing operations for our RMD business for the first quarter of 2013 was a loss of $0.05 per diluted share, compared with a loss of $0.03 per diluted share for the first quarter of 2012, and reflected greater activities in developing this initiative. The Company's total non-GAAP earnings per share from continuing operations, reflecting LSRT and RMD combined, was $0.03 per diluted share for the first quarter of 2013 compared with $0.06 per diluted share for the first quarter of 2012.

Chane Graziano, HBIO's CEO, commented, "Revenues in the first quarter were disappointing as we saw delays in spending due to sequestration cuts in the U.S. We believe this is a short term issue since both houses of Congress appear to agree on the importance of scientific research. Historically, we have seen an increase in spending once government budgets are approved. Although revenues were down 8% in the first quarter compared with the first quarter of 2012, and were below our expectations, the negative comparison was not as severe as it might appear since the first quarter last year was a record quarter with strong organic growth in our life science research tools business. Therefore, it was a difficult year-to-year comparison. In view of these facts we do not expect to see a decline in revenues for the full year of 2013 in our core business and we expect to see an increase in operating profits for the year based on the operational improvements we have made."

Mr. Graziano continued, "As per our announcement released last evening, I wish to confirm our intention to separate our HART business from HBIO, list the HART shares on the NASDAQ exchange and dividend those shares to the HBIO shareholders. Once this is complete we will give more detailed guidance on HBIO for the year. Additionally, as we move to complete this separation of HART from HBIO we are once again actively pursuing our acquisition strategy to acquire product lines or companies that are complementary to our base business and leverage our infrastructure, which will be key to achieving our long term goal of growing revenues and profits by 15%-20% per year."

Operating Results for Continuing Operations

Three months ended March 31, 2013 compared to three months ended March 31, 2012:

Revenues decreased $2.2 million, or 7.9%, to $26.1 million for the three months ended March 31, 2013 compared to $28.3 million for the same period in 2013. Our acquisition of AHN contributed approximately $0.3 million to first quarter 2013 revenues. The effect of a stronger U.S. dollar decreased the Company's first quarter revenues by $0.1 million, or 0.3%, compared with the same period in 2012. Adjusting for the effect of foreign currency fluctuation and acquisitions, revenues were down $2.4 million, or 8.5%, year-to-year.  The organic revenue decline was concentrated in our Harvard Apparatus, Biochrom, and Hoefer businesses.

Gross profit as a percentage of revenues decreased to 47.0% for the three months ended March 31, 2013 compared with 47.3% for the same period in 2012. The decrease in gross profit as a percentage of revenues was primarily due to a lower sales volume and a less favorable sales mix in the first quarter of 2013 compared with the first quarter of 2012.

Sales and marketing expenses were flat at $4.8 million for the three months ended March 31, 2013 and 2012. In LSRT, sales and marketing expenses decreased $0.1 million, or 1.3% to $4.5 million, compared to $4.6 million for the three months ended March 31, 2012. In RMD, sales and marketing expenses increased $0.1 million primarily due to an increase in business development efforts.

General and administrative expenses increased $0.2 million, or 4.3%, to $5.1 million for the three months ended March 31, 2013 compared with $4.9 million for the three months ended March 31, 2012. In LSRT, general and administrative expenses decreased $0.5 million, or 10.9%, to $4.0 million, compared to $4.5 million for the three months ended March 31, 2012, primarily due to lower administrative costs across our core LSRT businesses and the recovery of $0.1 million of Hurricane Sandy business interruption costs at our Denville Scientific business. In RMD, general and administrative expenses increased $0.7 million due to increased activity in our regenerative medicine device initiative.

Research and development expenses increased $0.2 million, or 13.2%, to $1.9 million for the three months ended March 31, 2013 compared with $1.7 million for the same period in 2012. In LSRT, research and development expenses remained flat at $1.0 million for the three months ended March 31, 2013 and 2012. In RMD, research and development expenses increased $0.3 million due to increased activity in our bioreactor development initiatives.

Income tax (benefit) expense was $169,000 benefit and $315,000 expense for the three months ended March 31, 2013 and 2012, respectively. The effective income tax rate for continuing operations was 66.8% benefit for the three months ended March 31, 2013, compared with 37.3% expense for the same period in 2012. The effective tax rate for the first quarter of 2013 included benefits related to foreign tax rate differential, research and development tax credits and stock compensation exercises, as well as offsetting discrete expense items related to certain non-deductible costs.

Balance Sheet

The Company ended the first quarter of 2013 with cash and cash equivalents of $23.7 million compared to $20.7 million at December 31, 2012. As of March 31, 2013 and December 31, 2012, the Company had borrowings of $15.0 million and $13.0 million, respectively, outstanding under its credit facility. Total cash and equivalents, net of debt, was $8.7 million and $7.7 million at March 31, 2013 and December 31, 2012, respectively.

Trade receivables were $14.2 million and inventories were $17.7 million as of March 31, 2013 compared to trade receivables of $16.2 million and inventories of $18.4 million as of March 31, 2012. Outstanding days of sales, or DSO, were 50 days for the three months ended March 31, 2013 and 53 days for the three months ended March 31, 2012. Annualized inventory turns were 3.1 times for the three months ended March 31, 2013 and 3.3 times for the three months ended March 31, 2012.

Conference Call Details

As previously announced, management will host a conference call to discuss first quarter 2013 results and business highlights and outlook, which will be simultaneously broadcast over the Internet and can be accessed through the Harvard Bioscience, Inc. website. In addition, management may discuss, and answer one or more questions concerning business and financial developments and trends, including with respect to the Company's acquisition initiatives, our efforts in the field of regenerative medicine and other business and financial matters affecting the Company. Some of these discussions and responses to questions may contain information that has not been previously disclosed. The conference call will begin at 11:00 a.m. Boston time today, May 2, 2013. To listen to the conference call, log on to our website at www.harvardbioscience.com and click on the Earnings Call icon. If you are unable to listen to the live webcast, the call will be archived in the investor relations section of our website. The live conference call is also accessible by dialing toll-free 877-303-7611, or toll 970-315-0445, and referencing the pass code of "46125296". A replay of this conference call will be available from 2:00 p.m. on May 2, 2013 through May 11, 2013 and will be accessible by dialing toll-free 855-859-2056, or toll 404-537-3406, and referencing the pass code of "46125296". This earnings release, as well as any material financial and other statistical information presented on the call which is not included in this earnings release, is available on our website by clicking on the Press Releases icon. If you are unable to listen to the live conference call, please note that the call, this press release and any related financial or statistical information will be archived on our website under the Press Releases icon or Earnings Call icon, as appropriate.

Use of Non-GAAP Financial Information

In this press release, we have included non-GAAP financial information including adjusted operating income, adjusted net income and adjusted earnings per diluted share. We believe that this non-GAAP financial information provides investors with an enhanced understanding of the underlying operations of the business. For the periods presented, these non-GAAP financial measures of income have excluded certain expenses and income primarily resulting from purchase accounting or events that we do not believe are related to the underlying operations of the business such as amortization of intangibles related to acquisitions, costs related to acquisition initiatives, restructuring expenses (including related inventory write-downs), and stock-based compensation expense. They also exclude the tax impact of the reconciling items and discrete items related to research and development credits and stock option exercises. This non-GAAP financial information approximates information used by our management to internally evaluate the operating results of the Company. Tabular reconciliations of our non-GAAP adjusted operating income, non-GAAP adjusted net income and non- GAAP adjusted earnings per diluted share for the three months ended March 31, 2013 and 2012 and changes in total revenue compared to the same period of the prior year are included as exhibits below in this press release.

The non-GAAP financial information provided in this press release should be considered in addition to, not as a substitute for, the financial information provided and presented in accordance with GAAP.

About Harvard Bioscience

Harvard Bioscience ("HBIO") is a global developer, manufacturer and marketer of a broad range of specialized products, primarily apparatus and scientific instruments, used to advance life science research and regenerative medicine. Our products are sold to thousands of researchers in over 100 countries primarily through its 850 page catalog (and various other specialty catalogs), its website, through distributors, including GE Healthcare, Thermo Fisher Scientific and VWR, and via our field sales organization. HBIO has sales and manufacturing operations in the United States, the United Kingdom, Germany, Sweden and Spain with additional facilities in France and Canada. For more information, please visit www.harvardbioscience.com.

The Harvard Bioscience, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6426

This press release contains forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of such words as "will," "guidance," "objectives," "optimistic," "potential," "future,"  "expects," "plans," "estimates," "continue," "drive," "strategy," "potential," "potentially," "growth," "long-term," "projects," "projected," "intends," "believes," "goals," "sees," "seek," "develop" "possible" "new," "emerging," "opportunity," "pursue" and similar expressions that do not relate to historical matters. Forward-looking statements in this press release or that may be made during our conference call may include, but are not limited to, statements or inferences about the Company's or management's beliefs or expectations, the Company's anticipated future revenues and earnings, the strength of the Company's market position and business model, the impact of acquisitions, or potential acquisitions, the outlook for the life sciences industry and the field of regenerative medicine, opportunities or potential opportunities in the field of regenerative medicine, the Company's business strategy, the positioning of the Company for growth, the market demand and opportunity for the Company's current products, or products it is developing or intends to develop, and the Company's plans, objectives and intentions that are not historical facts.

These statements involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that may cause the Company's actual results to differ materially from those in the forward-looking statements include the Company's failure to identify potential acquisition candidates, successfully negotiate favorable pricing and other terms with acquisition candidates to enable potential acquisitions to close, successfully integrate acquired businesses or technologies, complete consolidations of business functions, expand our product offerings, introduce new products or commercialize new technologies, including in the field of regenerative medicine, unanticipated costs relating to acquisitions, unanticipated costs arising in connection with the Company's consolidation of business functions and any restructuring initiatives, decreased demand for the Company's products due to changes in our customers' needs, our ability to obtain regulatory approvals, including FDA approval, for our products, including any products in the field of regenerative medicine, the current size or anticipated size of the regenerative medicine market, the existence and size of opportunities in the regenerative medicine market, our financial position, general economic outlook or other circumstances, overall economic trends, the seasonal nature of purchasing in Europe, economic, political and other risks associated with international revenues and operations, the impact of the current economic and financial crisis, additional costs of complying with recent changes in regulatory rules applicable to public companies, our ability to manage our growth, our ability to retain key personnel, competition from our competitors, technological changes resulting in our products becoming obsolete, future changes to the operations or the activities of our subsidiaries due to manufacturing consolidations, our ability to meet the financial covenants contained in our credit facility, our ability to protect our intellectual property and operate without infringing on others' intellectual property, potential costs of any lawsuits to protect or enforce our intellectual property, economic and political conditions generally and those affecting pharmaceutical and biotechnology industries, research funding levels from endowments at our university customers, impact of any impairment of our goodwill or intangible assets, our ability to utilize deferred tax assets after the release of our valuation allowances, our acquisition of Genomic Solutions failing to qualify as a tax-free reorganization for federal tax purposes, the amount of earn-out consideration that the Company receives in connection with the disposition of the Company's Capital Equipment Business segment and factors that may impact the receipt of this consideration, such as the revenues of the businesses disposed of, plus factors described under the heading "Item 1A. Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2012 or described in the Company's other public filings. The Company's results may also be affected by factors of which the Company is not currently aware. The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the federal securities laws to update and disclose material developments related to previously disclosed information.

For investor inquiries, please call (508) 893-8066. Press releases may be found on our website, http://www.harvardbioscience.com.

Exhibit 1
HARVARD BIOSCIENCE, INC.
Selected Consolidated Balance Sheet Information
(Unaudited, in thousands)

	As of
	March 31,	December 31,
	2013	2012

Assets

Cash and cash equivalents	$23,749	$20,681
Trade receivables	14,186	14,357
Inventories	17,725	17,762
Property, plant and equipment	4,424	4,551
Goodwill and other intangibles	57,186	58,701
Other assets	18,167	17,432
Total assets	$135,437	$133,484

Liabilities and Stockholders' Equity

Current liabilities	$13,116	$9,901
Non-current liabilities	17,939	19,370
Total liabilities	31,055	29,271
Stockholders' equity	104,382	104,213
Total liabilities and stockholders' equity	$135,437	$133,484

Exhibit 2
HARVARD BIOSCIENCE, INC.
Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)
	Three Months Ended
	March 31,
	2013	2012

Revenues	$26,086	$28,322
Cost of product revenues	13,820	14,922
Gross profit	12,266	13,400

Sales and marketing expenses	4,752	4,768
General and administrative expenses	5,070	4,861
Research and development expenses	1,944	1,714
Restructuring charges	(21)	150
Amortization of intangible assets	679	678
Total operating expenses	12,424	12,171

Operating (loss) income	(158)	1,229

Other (expense) income:
Foreign exchange	34	(41)
Interest expense	(130)	(147)
Interest income	9	14
Other expense, net	(8)	(211)
Other (expense) income, net	(95)	(385)

(Loss) income from continuing operations before income taxes	(253)	844
Income tax (benefit) expense	(169)	315
(Loss) income from continuing operations	(84)	529
Discontinued operations:
Income from discontinued operations, net of tax	180	--
Total income from discontinued operations, net of tax	180	--
Net income	$96	$529

Income per share:
Basic (loss) earnings per common share from continuing operations	$(0.00)	$0.02
Discontinued operations	0.01	--
Basic earnings per common share	$0.00	$0.02

Diluted (loss) earnings per common share from continuing operations	$(0.00)	$0.02
Discontinued operations	0.01	--
Diluted earnings per common share	$0.00	$0.02

Weighted average common shares:
Basic	29,778	28,710
Diluted	29,778	29,673

Exhibit 3
HARVARD BIOSCIENCE, INC.
Condensed Cash Flow Statements
(in thousands, unaudited)

	Three Months Ended
	March 31,
	2013	2012

Cash flows from operations:
Net income	$96	$529
Other adjustments to operating cash flows	1,097	1,678
Changes in assets and liabilities	(617)	(602)
Net cash provided by operating activities	576	1,605

Investing activities:
Net cash used in investing activities	(354)	(3,299)

Financing activities:
Net proceeds from issuance of debt	2,049	500
Other financing activities	1,553	267
Net cash provided by financing activities	3,602	767

Effect of exchange rate changes on cash	(756)	248

Increase (decrease) in cash and cash equivalents	$3,068	$ (679)

Exhibit 4
HARVARD BIOSCIENCE, INC.
Reconciliation of US GAAP Operating (Loss) Income to Non-GAAP Adjusted Operating Income from Continuing Operations
(in thousands)
(unaudited)

	Three Months Ended
	March 31,
	2013	2012

US GAAP operating (loss) income	$ (158)	$ 1,229

Adjustments:

Amortization of intangible assets	679	678

Non-GAAP Restucturing charges	11	--

Inventory amortization on acquisition	--	36

GAAP Restructuring (credits) charges	(21)	150

Stock-based compensation expense	649	697

Non-GAAP adjusted operating income	$1,160	$2,790

Exhibit 5
HARVARD BIOSCIENCE, INC.
Reconciliation of US GAAP Net (Loss) Income to Non-GAAP Adjusted Net Income from Continuing Operations
(in thousands)
(unaudited)

	Three Months Ended
	March 31,
	2013		2012

US GAAP net (loss) income from continuing operations	$ (84)		$529

Adjustments:

Amortization of intangible assets	679		678

Inventory amortization on acquisition	--		36

Direct acquisition costs	8		205

Non-GAAP Restructuring charges	11		--

GAAP Restructuring charges	(21)		150

Stock-based compensation expense	649		697

Income taxes	(489)	(A)	(403)	(B)

Non-GAAP adjusted net income from continuing operations	$753		$1,892

(A) Income taxes includes the tax effect of adjusting for the reconciling items and discrete items related to research and development credits and stock option exercises.
(B) Income taxes includes the tax effect of adjusting for the reconciling items.

Exhibit 6
HARVARD BIOSCIENCE, INC.
Reconciliation of US GAAP Diluted (Loss) Earnings Per Common Share to Non-GAAP Adjusted Diluted Earnings Per Common Share from Continuing Operations
(unaudited)

	Three Months Ended
	March 31,
	2013		2012

US GAAP diluted (loss) earnings per common share from continuing operations	$(0.00)		$0.02

Adjustments:

Amortization of intangible assets	0.02		0.02

Direct acquisition costs	--		0.01

Restructuring charges	--		0.01

Stock-based compensation expense	0.02		0.02

Income taxes	(0.01)	(A)	(0.02)	(B)

Non-GAAP adjusted diluted earnings per common share from continuing operations	$0.03		$0.06

(A) Income taxes includes the tax effect of adjusting for the reconciling items and discrete items related to research and development credits and stock option exercises.
(B) Income taxes includes the tax effect of adjusting for the reconciling items.

Exhibit 7
HARVARD BIOSCIENCE, INC.
Reconciliation of Changes In Total Revenue Compared to the Same Period in the Prior Years
(unaudited)

	Three Months Ended				For the Year Ended	Three Months Ended				For the Year Ended	Three Months Ended
	March 31,	June 30,	Sept. 30,	Dec. 31,	Dec. 31,	March 31,	June 30,	Sept. 30,	Dec. 31,	Dec. 31,	March 31,
	2011	2011	2011	2011	2011	2012	2012	2012	2012	2012	2013

Organic growth	-2.1%	-1.6%	-6.3%	-4.4%	-3.8%	4.2%	2.2%	-1.2%	-4.5%	0.1%	-8.5%

Acquisitions	1.3%	2.8%	4.2%	2.9%	2.9%	4.4%	4.9%	1.6%	1.6%	3.1%	0.9%

Foreign exchange effect	0.9%	3.6%	1.8%	-0.2%	1.5%	-1.0%	-2.1%	-1.4%	0.2%	-1.1%	-0.3%

Total revenue growth	0.1%	4.8%	-0.3%	-1.7%	0.6%	7.6%	5.0%	-1.0%	-2.7%	2.1%	-7.9%

CONTACT: David Green
         President
         dgreen@harvardbioscience.com
         Tel: 508 893 8999
         Fax: 508 429 8478

         Chane Graziano
         CEO
         cgraziano@harvardbioscience.com

         Tom McNaughton
         CFO
         tmcnaughton@harvardbioscience.com